Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8000 | FX (702) 692- 8099 fennemorelaw.com

August 28, 2025

Richtech Robotics Inc.

4175 Cameron Street, Suite 1

Las Vegas, Nevada 89103

Re:	Richtech Robotics Inc./Registration Statement on Form S-3 (File No. 333-284779)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Richtech Robotics Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of up to $100,000,000 of shares (the “Shares”) of the Company’s Class B common stock, $0.0001 par value per share (the “Common Stock”), to be issued by the Company under that certain At The Market Offering Agreement dated August 28, 2025 (the “Agreement”), by and among the Company, Rodman & Renshaw LLC and H.C. Wainwright & Co., LLC from time-to-time at the election of the Company pursuant to the Agreement.

The Shares are being registered under the above-referenced Registration Statement (as amended, the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated May 15, 2025 (the “Base Prospectus”), and the prospectus supplement thereto dated August 28, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Agreement;

(d) the Articles of Incorporation of the Company, as amended by the Second Amended and Restated Articles of Organization of the Company as filed with the Secretary of State of Nevada on November 17, 2023;

Richtech Robotics Inc.

August 28, 2025

(e) Bylaws of the Company as adopted on January 8, 2024; and

(f) resolutions of the Board of Directors related to the (i) approval of the Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Agreement, (ii) issuance and registration of the Shares, and (iii) such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (f) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity and competency of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies or forms;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that the Agreement is enforceable in accordance with its terms;

(f) that the transactions contemplated in the Agreement will be consummated in accordance its terms without waiver or breach of any material terms or provisions thereof, and such transactions will be effective under applicable law;

(g) that at the time of issuance of any Shares, the Company validly exists and is duly qualified and in good standing under the laws of Nevada; and

(h) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares.

Richtech Robotics Inc.

August 28, 2025

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued against payment therefor as set forth in the Agreement will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

tmor/cdol